Exhibit 99.1
International Flavors & Fragrances Inc.

NEWS RELEASE

IFF’S CHIEF FINANCIAL OFFICER DOUGLAS J. WETMORE TO STEP DOWN

NEW YORK – June 16, 2008 – International Flavors & Fragrances Inc. (NYSE: IFF) today announced that Douglas J. Wetmore will step down from his position as Senior Vice President and Chief Financial Officer.  Mr. Wetmore will continue to serve as CFO until July 31, 2008.

“Doug has been a key contributor to IFF for nearly two-decades and we thank him for his dedication and leadership,” said Robert M. Amen, IFF’s Chairman and Chief Executive Officer.  “The management team and Board of Directors all join me in wishing him well in his future endeavors,” concluded Amen.

Mr. Wetmore stated, “I have had the pleasure of working with an outstanding team, and together, we’ve achieved a number of significant objectives while positioning the company to continue its leadership in the flavors and fragrances industry.  With the experience I’ve gained during my tenure at IFF, I believe now is the right time for me to pursue other career opportunities.”

The Company has retained an executive search firm and is interviewing both internal and external candidates for the position.  IFF expects to name a new CFO prior to July 31, 2008.

About International Flavors & Fragrances Inc.

IFF is a leading creator of flavors and fragrances used in a wide variety of consumer products and packaged goods. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionary and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our website at www.iff.com.

Individuals interested in receiving future updates on IFF via email can register at http://ir.iff.biz.

Investor Contact: Yvette Rudich
Director of Corporate Communications
212-708-7164

Media Contact: Melissa Sachs
Manager, Corporate Communications
212-708-7278
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